Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Inverness Medical Innovations, Inc.
Waltham, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement on Form S-4 of Inverness Medical Innovations, Inc. and subsidiaries (the “Company”) of our reports dated February 29, 2008, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting of the Company and subsidiaries, appearing in the Company’s Annual Report on Form 10-K filed on February 29, 2008, for the fiscal year ended December 31, 2007.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP

BDO Seidman, LLP
Boston, Massachusetts
April 2, 2008